UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 21, 2005

HORIZON BANCORP

(Exact Name of Registrant as Specified in Its Charter)

INDIANA	000-10792	35-1562417

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, IN 46360

(Address of Principal Executive Offices, Including Zip Code)

(219) 879-0211

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into (Amendment of) a Material Definitive Agreement.

On March 21, 2005, Horizon Bancorp (“Horizon”), the parent of Horizon Bank, National Association (“Horizon Bank”) and Horizon Acquisition Corp. (“HAC”), and Alliance Financial Corporation (“Alliance”), parent of Alliance Banking Company (“Alliance Bank”), entered into an Amendment to Agreement of Merger and Plan of Reorganization (the “Amendment”) whereby Horizon agreed to increase the price per share at which it will acquire all of the outstanding common shares of Alliance through a merger from $38.00 per share to $42.50 per share. This increased the total purchase price to be paid by Horizon from approximately $11.7 million to $13.1 million. The Amendment also increased the break-up fee to be paid by Alliance from $583,800 to $1,000,000.

Horizon and Alliance initially announced their proposed merger on February 25, 2005, after they had entered into the original Agreement of Merger and Plan of Reorganization (the “Merger Agreement”). On March 10, 2005, Alliance received an unsolicited higher offer from another bank and informed Horizon that it was inclined to accept it over Horizon’s offer. On March 18, 2005, Horizon offered to increase its purchase price from approximately $11.7 million to $13.1. The Board of Directors of Alliance approved Horizon’s increased offer on March 21, 2005, and Horizon and Alliance entered into the Amendment to evidence their new agreement.

The merger is still subject to regulatory and Alliance shareholder approval (as well as various other customary conditions precedent), and the closing is still anticipated to occur during the second or third quarter of 2005.

The Amendment to Agreement of Merger and Plan of Reorganization is attached to this Form 8-K as Exhibit 2.1 and is incorporated herein by this reference, and the Press Release issued on March 22, 2005 announcing the new terms of the merger is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

2.1	Amendment to Agreement of Merger and Plan of Reorganization

99.1	Press Release issued March 22, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 24, 2005	HORIZON BANCORP

	By:	/s/ James H. Foglesong

James H. Foglesong, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment to Agreement of Merger and Plan of Reorganization

99.1	Press Release dated March 22, 2005